Exhibit 99.1

INFORMATION

FOR IMMEDIATE RELEASE	Furniture Brands International, Inc. 101 South Hanley Road St. Louis, Missouri 63105
For Further Information Call John Hastings 314-863-1100

FURNITURE BRANDS ISSUES OPEN LETTER TO STOCKHOLDERS

St. Louis, Missouri, July 11, 2008 – Furniture Brands International (NYSE: FBN) today issued an open letter to the company’s stockholders.

Dear Fellow Furniture Brands Stockholders,

Our Board of Directors recently extended the company’s stockholder rights agreement for three years, and I’d like to take this opportunity to discuss how this action benefits all stockholders.

From its inception in 1998, the stockholder rights agreement has been designed to ensure that any party seeking to acquire Furniture Brands offers a price that provides maximum value to all stockholders. The plan effectively prevents a single stockholder from capturing the future value of Furniture Brands at the expense of all other stockholders.

The rights plan is not intended to prevent a takeover or any other acquisition proposal that is fair and equitable for all stockholders. The primary aim of the rights plan is to encourage anyone seeking to acquire the company to negotiate with the Board prior to attempting a takeover so that all Furniture Brands stockholders might realize the long-term value of their investment in the company.

The Board amended the agreement primarily to extend the final expiration date of the rights for three years to July 30, 2011 as the current plan reaches the end of its 10-year term on July 30, 2008. The new amendment also adjusted the purchase price and redemption price for the rights. A summary of the stockholder rights agreement accompanies this letter.

More than 1,300 U.S. public companies maintain stockholder rights agreements, and our Board agrees that the Furniture Brands rights plan provides adequate protection to all of our stockholders as well.

In conclusion, the Board believes that by extending the rights plan it is extending the opportunity for all stockholders to achieve the full value for their investment in Furniture Brands. The company is aggressively executing a solid strategic plan and has the financial resources to achieve its completion. The Board and management appreciate the trust placed in them and are constantly seeking to deliver maximum long-term stockholder value.

Sincerely,

Ralph P. Scozzafava

Chairman of the Board and Chief Executive Officer

Stockholder Rights Agreement Summary

Under both the original and amended agreements, the rights will generally become exercisable only in the event a party accumulates 15% or more of Furniture Brands' outstanding common stock or announces a tender offer, the consummation of which would result in ownership by a party of 15% or more of the company's common stock. Under the amended terms, each right will entitle the holder to buy 1/100th of a share of Furniture Brands' Series A Preferred Stock at a price of $55.00.

If a party (with certain exceptions) acquires 15% or more of Furniture Brands' outstanding common stock without complying with the Rights Plan, and Furniture Brands is subsequently acquired in a merger or other business combination transaction, each right will entitle its holder to purchase that number of shares of the acquiring company's common stock having a market value equal to twice the right's exercise price.

In addition, if a party (with certain exceptions) acquires 15% or more of Furniture Brands' common stock, each holder of a right, other than the 15% stockholder, also will have the right to receive, upon payment of the exercise price, that number of shares of Furniture Brands' common stock having a market value equal to two times the exercise price.

A copy of the amended rights agreement has been filed with the Securities and Exchange Commission and is available free of charge from the company. American Stock Transfer and Trust Company, LLC is the Rights Agent under the amended rights agreement.

About Furniture Brands

Furniture Brands International (NYSE: FBN) is a vertically integrated operating company that is one of the nation’s leading designers, manufacturers, and retailers of home furnishings. It markets through a wide range of retail channels, from mass merchant stores to single-brand and independent dealers to specialized interior designers. Furniture Brands serves its customers through some of the best known and most respected brands in the furniture industry, including Broyhill, Lane, Thomasville, Drexel Heritage, Henredon, Pearson, Hickory Chair, Laneventure, and Maitland-Smith.